Exhibit 99.4

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The unaudited pro forma combined financial information presented below gives effect to the merger of Anthem, Inc. (“Anthem”) (now named WellPoint, Inc. or “WellPoint” following the merger) and WellPoint Health Networks Inc. (“WHN”) and the issuance of the portion of the notes that WellPoint will issue to repay all of the outstanding borrowing under the bridge loan agreement and a portion of the outstanding borrowings under the senior credit facilities, in each case that were incurred to pay the cash merger consideration associated with the merger, as if the merger had occurred and the notes had been issued on September 30, 2004 for purposes of the unaudited pro forma combined balance sheet, and as of January 1, 2003 for purposes of the unaudited pro forma combined statements of income for the nine months ended September 30, 2004 and the year ended December 31, 2003. The unaudited pro forma combined balance sheet and statements of income include the historical amounts of Anthem and WHN, adjusted to reclassify WHN’s historical information to a presentation format consistent with Anthem and to reflect the impact of Anthem’s merger with WHN.

Under terms of the merger agreement, WHN’s stockholders received $23.80 in cash, without interest, and one share of WellPoint common stock for each share of WHN common stock outstanding (other than shares owned by WHN subsidiaries or shares with respect to which the holders perfect appraisal rights). The unaudited pro forma combined financial statements assume that WellPoint issued 158.9 million shares in the merger based on 158.4 million WHN shares outstanding at September 30, 2004 (including shares owned by WHN subsidiaries), with a fair value of $11,552.0 million. Fair value was based on $72.70 per share, which represents the average closing price of Anthem common stock for the five trading days ranging from two days before to two days after October 27, 2003, the date the merger was announced. The pro forma information assumes WellPoint will finance the remaining $4,019.9 million of consideration (including transaction costs), by incurring $2,800.0 million of long-term debt (including the issuance of the portion of the notes to be issued by WellPoint described above) and using $1,219.9 million of cash on hand.

WellPoint will account for the merger using the purchase method of accounting. As such, WellPoint will record the assets (including identifiable intangible assets) and liabilities of WHN at their estimated fair value. The difference between the purchase price and the estimated fair value of WHN’s net assets and liabilities will result in goodwill.

The pro forma information, while helpful in illustrating the financial characteristics of the combined companies under one set of assumptions, should not be relied upon as being indicative of the results that would actually have been obtained if the merger had been in effect for the periods described below or of the future results of the combined company.

The pro forma information should be read in conjunction with the historical selected consolidated financial and other data and the historical consolidated financial statements of Anthem and WHN, which have been previously filed with the Securities and Exchange Commission, as more fully described in the Form 8-K filed by WellPoint on November 30, 2004, and such financial statements and other data are incorporated by reference herein.

Unaudited Pro Forma Combined Balance Sheet

	September 30, 2004
	Anthem Historical	WHN Historical	Reclassification Adjustments(1)	Pro Forma Adjustments		Pro Forma
	($ in millions)
Assets
Current assets:
Investments	$7,237.1	$7,127.9	$—	$(96.0	)(2)	$14,269.0
Cash and cash equivalents	710.6	1,118.1	—	(1,419.3	)(3)	409.4
Premium and self-funded receivables	1,115.8	1,629.5	(683.5)	—		2,061.8
Reinsurance receivables	101.2	—	115.4	—		216.6
Other receivables	384.1	—	568.1	—		952.2
Other current assets	77.9	1,586.2	—	12.6	(4)	1,676.7

Total current assets	9,626.7	11,461.7	—	(1,502.7)		19,585.7
Restricted cash and investments	59.2	—	104.9	—		164.1
Property and equipment	499.8	476.6	—	—		976.4
Goodwill and other intangible assets	3,638.0	3,220.9	—	10,516.3	(5)	17,375.2
Prepaid pension benefits	240.7	—	70.5	—		311.2
Other noncurrent assets	72.1	486.2	(175.4)	—		382.9

Total assets	$14,136.5	$15,645.4	$—	$9,013.6		$38,795.5

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Total policy liabilities	$2,783.0	$3,002.9	$—	$—		$5,785.9
Unearned income	395.5	686.5	—	—		1,082.0
Accounts payable and accrued expenses	445.7	1,492.5	(381.7)	—		1,556.5
Bank overdrafts	378.6	—	381.7	—		760.3
Income taxes payable	67.3	201.8	—	—		269.1
Other current liabilities	743.5	1,752.9	—	61.5	(6)	2,557.9

Total current liabilities	4,813.6	7,136.6	—	61.5		12,011.7

Long term debt, less current portion	1,520.4	1,002.3	—	2,600.6	(7)	5,123.3
Postretirement benefits	182.0	156.7	—	—		338.7
Other noncurrent liabilities	819.8	889.4	—	851.2	(8)	2,560.4

Total liabilities	7,335.8	9,185.0	—	3,513.3		20,034.1
Shareholders’ equity
Common stock	1.4	1.6	—	—	(9)	3.0
Treasury stock	—	(276.8)	—	276.8	(10)	—
Additional paid in capital	4,810.2	2,452.3	45.2	9,592.4	(11)	16,900.1
Retained earnings	1,882.3	4,160.7	—	(4,224.0	)(12)	1,819.0
Unearned restricted stock compensation	(1.8)	—	(45.2)	(22.3	)(13)	(69.3)
Accumulated other comprehensive income	108.6	122.6	—	(122.6	)(14)	108.6

Total shareholders’ equity	6,800.7	6,460.4	—	5,500.3		18,761.4

Total liabilities and shareholders’ equity	$14,136.5	$15,645.4	$—	$9,013.6		$38,795.5

Unaudited Pro Forma Combined Statements of Income

	Nine Months Ended September 30, 2004
	Anthem Historical	WHN Historical	Reclassification Adjustments(1)	Pro Forma Adjustments		Pro Forma
	($ in millions, except per share data)
Revenues
Premiums	$12,577.5	$16,127.4	$—	$—		$28,704.9
Administrative fees	1,011.5	918.3	(20.6)	(28.6	)(15)	1,880.6
Other revenue	140.1	—	24.4	—		164.5

Total operating revenue	13,729.1	17,045.7	3.8	(28.6)		30,750.0
Net investment income	211.8	228.9	(25.0)	(42.9	)(16)	372.8
Net realized gains on investments	40.7	—	25.0	—		65.7

	13,981.6	17,274.6	3.8	(71.5)		31,188.5

Expenses
Benefit expense	10,343.1	12,964.4	—	—		23,307.5
Administrative expense	2,377.5	2,755.8	(30.9)	(20.5	)(15,17)	5,081.9
Interest expense	97.4	37.4	—	79.4	(18)	214.2
Amortization of other intangible assets	33.7	—	35.3	111.0	(19)	180.0

	12,851.7	15,757.6	4.4	169.9		28,783.6

Income (loss) before income taxes and minority interest	1,129.9	1,517.0	(0.6)	(241.4)		2,404.9	(6,20)
Income taxes (benefit)	351.7	606.8	(0.2)	(95.4	)(21)	862.9
Minority interest	2.6	—	(0.4)	—		2.2

Net income (loss)	$775.6	$910.2	$—	(146.0)		$1,539.8

Net income per share:
Basic	$5.61					$5.26	(22)
Diluted	$5.43					$5.08	(22)
Weighted average number of shares outstanding:
Basic	138,272,688					292,944,688	(22)
Diluted	142,774,735					303,189,425	(22)

Unaudited Pro Forma Combined Statements of Income

	Year Ended December 31, 2003
	Anthem Historical	WHN Historical	Reclassification Adjustments(1)	Pro Forma Adjustments		Pro Forma
	($ in millions, except per share data)
Revenues
Premiums	$15,170.2	$19,156.7	$—	$—		$34,326.9
Administrative fees	1,180.7	944.8	(23.0)	(31.1	)(15)	2,071.4
Other revenue	126.2	—	35.0	—		161.2

Total operating revenue	16,477.1	20,101.5	12.0	(31.1)		36,559.5
Net investment income	278.1	258.2	(3.8)	(57.2	)(16)	475.3
Net realized gains on investments	16.2	—	3.8	—		20.0

	16,771.4	20,359.7	12.0	(88.3)		37,054.8

Expenses
Benefit expense	12,263.9	15,428.8	—	—		27,692.7
Administrative expense	3,109.6	3,321.5	(29.2)	(7.3	)(13,15,17)	6,394.6
Interest expense	131.2	50.6	—	103.1	(18)	284.9
Amortization of other intangible assets	47.6	—	41.1	164.1	(19)	252.8

	15,552.3	18,800.9	11.9	259.9		34,625.0

Income (loss) before income taxes and minority interest	1,219.1	1,558.8	0.1	(348.2)		2,429.8	(6,20)
Income taxes (benefit)	440.1	623.6	—	(137.5	)(21)	926.2
Minority interest	4.7	—	0.1	—		4.8

Net income (loss)	$774.3	$935.2	$—	$(210.7)		$1,498.8

Net income per share:
Basic	$5.60					$5.12	(22)
Diluted	$5.45					$4.96	(22)
Weighted average number of shares outstanding:
Basic	138,260,654					292,932,654	(22)
Diluted	142,020,258					302,434,948	(22)

Notes to Unaudited Pro Forma Combined Financial Statements

1.	Reflects the reclassification of certain WHN historical amounts to a consistent presentation format. While Anthem and WHN have completed a preliminary review of their respective accounting and financial reporting policies as compared to those used by the other company, this review is ongoing and will continue throughout the merger process. As such, additional reclassifications or pro forma adjustments may be identified.

2.	Reflects the $96.0 million elimination, for pro forma combination purposes, of 1.1 million shares of Anthem stock owned by WHN subsidiaries as of September 30, 2004. For purposes of elimination, fair value is based on $87.25 per share, Anthem’s closing stock price on September 30, 2004.

3.	Pursuant to the merger agreement, WHN stockholders received $23.80 in cash and one share of WellPoint common stock for each WHN share issued and outstanding at the consummation of the merger. This was partially funded through borrowings, estimated to be $2,800.0 million. The net reduction in cash and cash equivalents of $1,419.3 million is composed of the following estimated items (dollars in millions, except per share data):

Cash consideration to WHN stockholders of $23.80 per share for 156.3 million WHN shares outstanding (including restricted shares granted and excluding shares held by WHN subsidiaries)	$(3,719.9)
Cash transaction costs for closing costs and change in control payments	(300.0)

Subtotal	(4,019.9)
Net borrowings to partially fund the merger (see Note 7)	2,800.0

Net reduction in cash and equivalents related to the merger transaction	(1,219.9)
Repurchase of WHN commercial paper, pursuant to the merger agreement (see Note 7)	(199.4)

Net reduction in cash and cash equivalents	$(1,419.3)

4.	Represents $12.6 million of cash consideration based on $23.80 per share for approximately 0.5 million restricted shares issued (see Note 3), which, per the merger agreement, will be held by the combined entity and invested in a deferred compensation plan account until the restricted shares are vested.

5.	WellPoint intends to determine the fair value of the net assets of WHN as of November 30, 2004. The purchase price will then be allocated to the fair value of WHN’s net assets, including identified intangible assets, such as the Blue Cross and Blue Shield trademarks, subscriber base, provider contracts and company-developed software. The life of the intangible asset related to any Blue Cross and Blue Shield trademarks will be indefinite. For purposes of the unaudited pro forma combined financial statements, preliminary values and lives have been assigned to these intangible assets consistent with the methodology used in Anthem’s previous acquisitions (see Note 19).

Pro forma adjustment to goodwill and other intangible assets of $10,516.3 million is a result of the excess of purchase price over WHN’s net assets, which are assumed to equal fair value for pro forma purposes, and other purchase accounting adjustments. The purchase price is assumed to be $16,396.4 million.

The calculation of purchase price and goodwill and other intangible assets is estimated as follows (dollars in millions, except per share data):

Cash consideration to WHN stockholders (see Note 3)	$3,719.9
Cash transactions costs (see Note 3)	300.0

Value of WellPoint common stock issued to WHN stockholders at $72.70 per share (based on the average closing price of Anthem common stock for the five trading days ranging from two days before to two days after the merger announcement):

• 156.3 million shares issued to WHN stockholders	11,363.0
• 2.6 million shares issued to convert WHN shares held by WHN subsidiaries (2.1 million shares at an assumed 1.24 exchange ratio)	189.0
• 0.2 million shares of other stock awards (0.2 million shares at an assumed 1.24 exchange ratio)	14.5
Conversion of options for 17.4 million shares of WHN common stock to options for an estimated 21.6 million shares of WellPoint common stock (at an assumed 1.24 exchange ratio), at fair value estimated using the Black-Scholes valuation model	810.0

Assumed total purchase price	16,396.4
Deferred tax liability on identifiable intangible assets (see Note 8)	851.2
Value of 2.6 million shares issued to convert WHN shares held by WHN subsidiaries (see above)	(189.0)
Cash held by deferred compensation plan (see Note 4)	(12.6)
Intrinsic value of WHN unvested stock options and unearned restricted stock compensation (see Note 13)	(69.3)
WHN’s historical net assets as of September 30, 2004	(6,460.4)

Total increase in goodwill and other intangible assets	$10,516.3

6.	Following the merger, WellPoint has committed to undertakings with the California Department of Insurance and the Commissioner of Insurance of the State of Georgia that will require it to make donations of $35.0 million to community health clinics in California, $15.0 million for training of new nurses in California and $11.5 million to establish and equip health clinics in rural Georgia. Total contributions of $61.5 million are reflected in the unaudited pro forma combined balance sheet as a liability and a reduction of retained earnings (see Note 12). These donations are not reflected in the unaudited pro forma combined statements of income, as they are not expected to have a continuing impact on WellPoint.

7.	The assumed net increase in long term debt is composed of the following (dollars in millions):

Net new borrowings, including $1,100.0 from the notes described in the introduction to this unaudited pro forma combined financial information and $1,700.0 under the senior credit facilities to partially fund the merger	$2,800.0
Repurchase of WHN commercial paper, pursuant to the merger agreement	(199.4)

Net increase in long term debt	$2,600.6

In addition, WellPoint has offered to repurchase a portion of its subsidiary’s surplus notes, subject to, among other things, market conditions at the time of repurchase and the successful completion of WellPoint’s note offering that is described in the introduction hereto. WellPoint intends to use $500 million of the net proceeds of such note offering to fund the repurchase of surplus notes. Any premium that may result will be charged to income at the time of repurchase. The potential repurchase of surplus notes and the issuance of $500 million of the notes described in the introduction hereto are not reflected in the unaudited pro forma combined financial information because they are not directly attributable to the merger.

8.	Reflects an increase in other liabilities of $851.2 million (see Note 5), as a result of the recognition of a deferred tax liability, for pro forma purposes, related to the estimated identifiable intangible assets of $2,155.0 million as described in Note 19 below. Upon completion of the merger, the final amount of deferred tax liability will vary as final purchase price allocations are made to the fair value of WHN’s assets. In addition, deferred tax liabilities will also be established for identified intangible assets with indefinite lives, such as trademarks, as fair values for these assets are determined following the merger. These additional deferred tax liabilities are not determinable for pro forma purposes, and are not reflected in the unaudited pro forma combined financial information.

9.	Includes $1.6 million elimination of WHN’s common stock for pro forma combination purposes, offset by $1.6 million, representing the $0.01 par value of shares issued to WHN stockholders (see Note 5).

10.	Represents the $276.8 million elimination of WHN’s treasury stock.

11.	Reflects the following changes in additional paid in capital (dollars in millions):

Issuance of 158.9 million shares of WellPoint common stock, less par value (see Note 5)	$11,550.4
Fair value of other stock awards (see Note 5)	14.5
Fair value of WHN stock options converted to WellPoint stock options (see Note 5)	810.0
Elimination, for pro forma combination purposes, of WHN’s additional paid in capital included in the WHN historical and reclassification columns	(2,497.5)
Elimination, for pro forma combination purposes, of the estimated fair value of 2.6 million shares of WHN stock owned by WHN subsidiaries (see Note 5)	(189.0)
Elimination, for pro forma combination purposes, of the estimated fair value of 1.1 million shares of Anthem stock owned by WHN subsidiaries as of September 30, 2004 (see Note 2)	(96.0)

Net change in additional paid in capital	$9,592.4

12.	Reflects the elimination of WHN’s retained earnings of $4,160.7 million for pro forma combination purposes, $1.8 million for Anthem’s unearned compensation expense (see Note 13) and $61.5 million for undertakings with the California and Georgia Departments of Insurance (see Note 6).

13.	Reflects the following changes in unearned restricted stock compensation (dollars in millions):

Restrictions on Anthem restricted stock lapse due to the merger	$1.8
Intrinsic value of WHN unvested stock options and unearned restricted stock compensation	(69.3)
Elimination, for pro forma combination purposes, of WHN unearned restricted stock compensation included in the reclassification column	45.2

Net change in unearned restricted stock compensation	$(22.3)

Under the Anthem 2001 Stock Incentive Plan (the “Plan”), consummation of the WHN merger will be a change in control (as defined in the Plan). Accordingly, restrictions on restricted stock granted under the Plan, other than those awarded under long-term incentive agreements, will lapse. The pro forma adjustment of $1.8 million in the table above reduces unearned restricted compensation (with a corresponding offset to retained earnings) in the unaudited pro forma combined balance sheet and reflects compensation expense of $1.8 million in the unaudited pro forma combined statement of income for the year ended December 31, 2003.

14.	Represents the elimination of $122.6 million of WHN’s accumulated other comprehensive income for pro forma combination purposes.

15.	Represents the elimination of revenue and expense associated with administrative agreements between Anthem and WHN in connection with a Blue Cross Blue Shield Association program. The estimated amounts were $28.6 million and $31.1 million for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively.

16.	The $1,419.3 million of cash requirements as discussed in Note 3 is assumed to come from the sale of investment securities. The reduction to net investment income in the pro forma consolidated statement of income reflects reduced net investment income on $1,419.3 million of long-term investment securities, assumed to yield 4.03%. The pro forma amounts of reduced net investment income are $42.9 million and $57.2 million for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively. Following the merger, it is anticipated that fair value accounting for the WHN investment portfolio will result in additional bond premium amortization of approximately $30.0 million in the first full year following the acquisition 2005, which is not reflected in the unaudited pro forma combined financial information.

17.	The pro forma amortization of unvested stock options and unearned restricted stock compensation reflects amortization of amounts recorded by WellPoint following the merger. Amounts are assumed to be $8.1 million and $22.0 million for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively, and are assumed to amortize based on the remaining future vesting period of the awards.

18.	The charge to interest expense in the pro forma consolidated statement of income reflects interest payments on $2,800.0 million of new debt (see Note 7) at an assumed weighted average interest rate of 3.90%. Interest expense, on a pro forma basis, is $81.9 million and $109.2 million for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively. Pursuant to the merger agreement, WHN repurchased its outstanding commercial paper prior to the consummation of the merger. Interest expense has been reduced by $2.5 million and $6.1 million for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively, to reflect this repurchase of WHN commercial paper.

19.	The preliminary purchase price allocation, for pro forma purposes, resulted in an estimated $2,155.0 million of identifiable intangible assets with finite lives. Amortization of these intangible assets is recognized in the income statement primarily using a declining balance method over a term of 20 years. The pro forma amortization expense resulting from the $2,155.0 million of identifiable intangible assets is $146.3 million for the nine months ended September 30, 2004 and is $205.2 million for the year ended December 31, 2003. These amounts are partially offset by elimination of the amortization of WHN’s historical intangible assets of $35.3 million for the nine months ended September 30, 2004 and $41.1 million for the year ended December 31, 2003. Estimated pro forma amortization expense (dollars in millions) for the five years beginning with 2004 is as follows:

2004	$195.0
2005	184.7
2006	174.5
2007	164.2
2008	153.9

20.	Following the merger of Anthem and WHN, the combined entity expects cost savings that are not reflected in the unaudited pro forma combined statements of income or unaudited pro forma combined balance sheet.

21.	The income tax benefit related to all pro forma adjustments is projected at an estimated rate of 39.5%. The income tax benefit is $95.4 million and $137.5 million for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively.

22.	The pro forma earnings per share reflect the weighted-average number of WellPoint shares that would have been outstanding had the transaction occurred at the beginning of the periods presented. WHN shares outstanding not owned by WHN subsidiaries were converted at a rate of one WellPoint share for each WHN share. WHN shares and WellPoint shares owned by WHN subsidiaries are eliminated in consolidation and do not impact pro forma earnings per share. WHN options, which factor into the dilution calculation, were converted at an assumed 1.24 exchange ratio, as provided in the merger agreement (see Note 5).